Exhibit 10.29

March 8, 2016

Talon Real Estate Holding Corp
5500 Wayzata Blvd, Suite 1070
Minneapolis, MN 55416

Dear Mr. Kaminski,

This letter is to confirm that I have agreed to extend the maturity date for the promissory note between myself and Talon Real Estate Holding Corp. dated August 12 2014. The note will continue accruing interest at 24% from January 1, 2016, with all unpaid principal and accrued interest to be paid in lump sum payment due, the earlier of, the disposition or refinancing of the property at 180 E 5th Street, in St. Paul or June 30, 2016. Failure to pay amounts owed on the extended due date may trigger an Event of Default under the terms of the note, which will now carry a Default Rate of 26%.

Sincerely,

Curt Marks